UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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GENZYME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 18, 2004

Dear Stockholder:

        We are writing to you again ahead of our May 27, 2004 Annual Meeting of Shareholders to remind you that if you have not yet voted your proxy, please do so as soon as possible. With just a little over a week to go, we want to be sure we receive your vote in time to be counted.

        We particularly would like to ask for your support of Proposal #5 on the agenda for the meeting. Proposal #5 would amend and restate our Articles of Organization, also known as our "Charter". We are asking for your support for this proposal for the following reasons:

  •
  Approval of the amendments will result in our Charter having a single authorized series of common stock. When we eliminated our outstanding Biosurgery and Molecular Oncology tracking stocks in June 2003, we did not amend our Charter to eliminate references to those and other potential seies of tracking stocks. As a result, our Charter still contains provisions that would allow our Board of Directors to issue tracking stock in the future (although we have no present intention to do so). This amendment would "clean up" our Charter by eliminating our Board's authority to issue tracking stock in the future without shareholder approval.

  •
  Since we are eliminating the multiple series of common stock, we are also proposing to eliminate the Series B Preferred Stock and Series C Preferred Stock designations. We would increase our Series A Preferred Stock from 2,000,000 to 3,000,000 shares in order to have enough Series A Preferred Stock available for issuance in the event the rights in our shareholder rights plan are triggered. Under our current Charter, our Board of Directors has the power to increase the authorized number of Series A Preferred Stock without shareholder approval. We combined this provision with the elimination of the authority to issue tracking stock in the future for administrative convenience. Voting in favor of this provision has no substantive effect on our shareholder rights plan, which would remain in effect on substantially the same terms as it currently has.

  •
  Under the new Massachusetts Business Corporation Act, which takes effect July 1, 2004, a share exchange requiring shareholder approval would require approval by two-thirds of the shares generally entitled to vote on the matter. Our proposed restated charter would lower that threshold to a majority. In addition, the proposed restated charter would amend language in our existing Charter provisions to conform the language to that used in the new Massachusetts Business Corporation Act.

We feel that these changes will contribute to the clarity and transparency of our capital structure, and we encourage you to support this proposal with a vote FOR the charter proposal.

        It is our hope that you will support all of this year's six company-sponsored proxy proposals. Your vote is very important to us. If you have not yet voted, please vote TODAY by telephone, by Internet, or by signing and returning the enclosed proxy or voting form in the postage-paid envelope provided. Thank you for participating in this year's proxy process.

Sincerely,

/s/ Susan P. Cogswell

Susan P. Cogswell
Director, Shareholder Relations